Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Precision Drilling Corporation

We consent to the use of our report dated March 3, 2023, on the consolidated financial statements of Precision Drilling Corporation and subsidiaries (the “Corporation”), which comprise the consolidated statements of financial position as of December 31, 2022 and 2021, the related consolidated statements of loss, comprehensive loss, changes in equity, and cash flow for the years then ended, and the related notes, and our report dated March 3, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022, which are incorporated by reference in the registration statement on Form S-8 dated December 20, 2023 of the Corporation.

/s/ KPMG LLP
Chartered Professional Accountants

December 20, 2023
Calgary, Canada